Exhibit 10.2

AMENDMENT OF VIP PLUS —

Compliance with Section 409A and

Closing of Plan to New Contributions

                WHEREAS, 3M has adopted and maintains the 3M VIP Plus (the “Plan”), which Plan is intended to offer eligible highly compensated employees with the opportunity to earn additional retirement benefits by deferring the receipt of a portion of their compensation on a tax-favored basis;

                WHEREAS, the Company wishes to amend the Plan to ensure that the Plan document complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder; and

                WHEREAS, since the Company intends to adopt a new 401(k) supplement plan which is designed to be a true “excess” plan for tax purposes, to be effective January 1, 2009, the Company also wishes to close the Plan to new contributions following the completion of all contributions previously elected for the 2008 Plan Year;

                RESOLVED, that pursuant to the authority contained in Section 10.1 of the Plan, the plan document of the Plan shall be and it hereby is amended as follows, effective January 1, 2009:

                1)             Article I is amended by adding the following new paragraph at the end thereof:

Effective January 1, 2009, this Plan was amended.  The purposes of the amendment were to (a) bring the plan document into compliance with the requirements of section 409A of the Code, including the regulations issued thereunder, and (b) close the Plan to new contributions effective upon the receipt of all contributions made pursuant to elections with respect to the 2008 Plan Year.  From October 3, 2004 (the date section 409A was added to the Code) through December 31, 2008, the Plan was operated in good faith compliance with the requirements of section 409A including the special transition rules issued by the Internal Revenue Service and the U.S. Department of Treasury in connection with the implementation of section 409A.  For avoidance of doubt, this amendment was intended to apply both to deferred compensation subject to section 409A of the Code (i.e., deferred compensation credited under the Plan which related all or in part to services performed on or after January 1, 2005), as well as deferred compensation credited under the Plan which relates entirely to services performed on or before December 31, 2004 that is eligible to be “grandfathered” from application of section 409A of the Code.

                2)             Section 2.15 is amended to read as follows:

2.15                           RETIRE OR RETIREMENT.  “Retire” or “Retirement” means an Employee’s Separation from Service with the Company after attaining age 55 with at least five years of employment service or after attaining age 65.

                3)             Section 2.16 is amended to read as follows:

2.16                           UNFORESEEABLE FINANCIAL EMERGENCY.  “Unforeseeable Financial Emergency” means an “unforeseeable emergency” (as defined in Treas. Reg. Section 1.409A-3(i)(3)) or such other regulation or guidance issued under section 409A of the Code of the Participant.

                4)             The following new Section 2.18 is included in the Plan at the end of Article 2 thereof:

2.18                           SEPARATION FROM SERVICE.  “Separation from Service” means a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h)(1) or such other regulation or guidance issued under Section 409A of the Code.  Whether a Separation from Service has occurred depends on whether the facts and circumstances indicate that 3M and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period).  A Separation from Service shall not be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Participant retains a right to reemployment with 3M or an affiliate under an applicable statute or by contract.  For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Participant will return to perform services for 3M or an affiliate.  Notwithstanding the foregoing, a 29 month period of absence will be substituted for such 6 month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the Participant to be unable to perform the duties of his or her position of employment.

                5)             The following new Section 2.19 is included in the Plan at the end of Article 2 thereof:

2.19                           SPECIFIED EMPLOYEE.  “Specified Employee” means a “specified employee” as defined in Treas. Reg. Section 1.409A-1(i) or such other regulation or guidance issued under section 409A of the Code.

6)             Section 4.1 is amended by adding the following new paragraph at the end thereof:

Notwithstanding anything to the contrary in this Plan, no Employee shall be eligible to participate in the Plan by making contributions for any period after the end of the 2008 Plan Year (the Plan Year that ends on December 31, 2008).

7)             Section 5.1 is amended by adding the following new paragraph at the end thereof:

Notwithstanding anything to the contrary in this Plan, no Participant shall be permitted to make contributions to this Plan for any period after the end of the 2008 Plan Year (the Plan Year that ends on December 31, 2008).

                8)             Section 5.2 is amended by adding the following new paragraph at the end thereof:

Notwithstanding anything to the contrary in this Plan, the Company shall not make any matching contributions to this Plan for any period after the end of the 2008 Plan Year (the Plan Year that ends on December 31, 2008).

                9)             Section 7.1 is amended to read as follows:

7.1                                 GENERAL RULES.  Except as provided in Sections 7.5, 10.2 and 12.2, no distribution of a Participant’s Accounts hereunder shall be made prior to such Participant’s death or Separation from Service with the Company.  All distributions of a Participant’s Accounts shall be made in cash.  When the Plan makes a distribution of less than the entire balance of a Participant’s Account, the distribution shall be charged pro rata against each of the investment funds to which the Account is then allocated.

10)                                Section 7.2 is amended to read as follows:

7.2                                 DISTRIBUTION FOLLOWING SEPARATION FROM SERVICE.  If a Participant incurs a Separation from Service with the Company for any reason other than death or Retirement, the entire balance of such Participant’s Accounts shall be paid to the Participant in a single lump sum distribution in the month of July in the Plan Year following the Plan Year in which such Participant’s Separation from Service occurred.

11)                                Section 7.3 is amended to read as follows:

7.3                                 DISTRIBUTION FOLLOWING RETIREMENT.  If a Participant Retires from employment with the Company, the Participant’s Account (i) for all Plan Years prior to 2005 shall be paid commencing at the time and in one of the following methods of payment selected by such Participant no later than the December 31st of the Plan Year in which such Participant Retires, and (ii) for each Plan Year after 2004, shall be paid commencing at the time and in one of the following methods of payment selected by such Participant at the time such Participant elected to make contributions to the Plan for such Plan Year pursuant to Section 4.2:

(a)                                  A single lump sum distribution; or

(b)                                 Ten or fewer annual installments, with the amount of each installment payment being determined by multiplying the balance in the Participant’s Account on the payment date by a fraction having a numerator of one and a denominator equal to the remaining number of scheduled installment payments.

All lump sum and installment payments shall be made in the month of July in the Plan Year or Years selected by the Participant; provided, however, that no payments shall be made before the month of July in the Plan Year following the Plan Year in which such Participant incurs a Separation from Service with the Company, and provided further that no method of payment and commencement date selected by a Participant shall require the Plan to make any payment more than 10 years after the end of the Plan Year in which such Participant Retires.

12)           Section 7.4 is amended to read as follows:

7.4                                 DISTRIBUTION FOLLOWING DEATH.  If a Participant dies before distribution of his or her Account has begun, the entire balance of such Participant’s Account shall be paid to the Participant’s Beneficiary in a single lump sum distribution in the month of July in the Plan Year following the Plan Year in which such Participant died.  If a Participant dies after distribution of his or her Account has begun, the remaining balance of his or her Account (if any) shall be paid to the Participant’s Beneficiary in accordance with the method of payment chosen by the Participant.

13)           Section 10.2 is amended to read as follows:

10.2                           TERMINATION.  While it expects to continue this Plan indefinitely, 3M reserves the right to terminate the Plan at any time and for any reason.  Upon termination of the Plan, and to the extent permitted by section 409A of the Code, all elections to contribute to the Plan shall be revoked and the Plan shall immediately distribute in cash to the respective Participants and Beneficiaries the entire remaining balances of the Accounts.

14)                                Section 12.3 is amended to read as follows:

12.3                           DEFINITION OF CHANGE IN CONTROL.  For purposes of this Article 12, a Change in Control of 3M shall be deemed to have occurred if there is a “change in the ownership of 3M,” “change in effective control of 3M,” and/or a “change in the ownership of a substantial portion of 3M’s assets” as defined under Treas. Reg. Section 1.409A-3(i)(5) or such other regulation or guidance issued under section 409A of the Code.

15)                                Section 12.4 is amended to read as follows:

12.4                           GROSS UP FOR EXCISE TAX.  In the event that the payments made pursuant to this Article 12 are finally determined to be subject to the excise tax imposed by section 4999 of the Code, the Company shall pay to each Participant an additional amount such that the net amount retained by such Participant, after allowing for the amount of such excise tax and any additional federal, state and local income taxes paid on the additional amount, shall be equal to the Account balance distributed to such Participant pursuant to this Article 12.  Such tax gross-up payment shall be made no later than the end of the recipient’s taxable year following the taxable year in which the recipient remits the related taxes.  If a Participant is a Specified Employee and such gross-up payment is made on account of the Participant’s Separation from Service, payment shall not be made prior to the first day of the seventh month following the Participant’s Separation from Service.

16)                                Section 12.5 is amended to read as follows:

12.5                           REIMBURSEMENT OF FEES AND EXPENSES.  The Company shall pay to each Participant the amount of all reasonable legal and accounting fees and expenses incurred by such Participant in seeking to obtain or enforce his or her rights under this Article 12 or in connection with any income tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to the payments made pursuant to this Article 12, unless a lawsuit commenced by the Participant for such purposes is dismissed by the court as being spurious or frivolous.  The Company shall also pay to each Participant the amount of all reasonable tax and financial planning fees incurred by such Participant in connection with such Participant’s receipt of payments pursuant to this Article 12.  Such payment or reimbursement shall be made no later than the end of the recipient’s taxable year following the taxable year in which the recipient incurs the related expenses.  If a Participant is a Specified Employee and such payment or reimbursement is made on account of the Participant’s Separation from Service, payment or reimbursement shall not be made prior to the first day of the seventh month following the Participant’s Separation from Service.